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                                                                     Exhibit 3.7


                           CERTIFICATE OF FORMATION
                                       OF
                                COAXIAL DSM LLC

     This Certificate of Formation of Coaxial DSM LLC (the "Company"), dated as of July 24, 1998, is being duly executed and filed to form a limited liability company under the Delaware Limited Liability Company Act.

     FIRST. The name of the limited liability company formed hereby is Coaxial DSM LLC.

     SECOND. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

     FOURTH. The name and address of the authorized person are Sarah J. Welch, c/o Dow, Lohnes and Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Washington, D.C. 20036.

     FIFTH. Any manager of the Company shall have only that authority specifically delegated to the manager in the limited liability company agreement of the Company or in a management agreement entered into pursuant to the limited liability company agreement of the Company and executed on behalf of the Company by all members of the Company.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.



                                                  /s/ Sarah J. Welch
                                                  ------------------------------
                                                  Sarah J. Welch
                                                  Authorized Person